UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – May 5, 2020

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)
 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.25 per share	WST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Principal Accounting Officer

On May 5, 2020, West Pharmaceutical Services, Inc. (the “Company” and “our”) promoted Chad R. Winters to serve as Vice President, Chief Accounting Officer and Corporate Controller, effective immediately, and appointed him our new Principal Accounting Officer. Mr. Winters is assuming the role of Principal Accounting Officer from Bernard J. Birkett, who continues his role as Senior Vice President and Chief Financial Officer. Mr. Winters’ promotion reflects our normal talent management planning for this role. Mr. Birkett stepping down as Principal Accounting Officer is not the result of any dispute, and he will continue to serve as our Chief Financial Officer.

Mr. Winters, 42, was appointed our Vice President and Corporate Controller in October 2019, with responsibility for the accounting, U.S. Securities and Exchange Commission (“SEC”) reporting, and financial operations functions of the Company. He joined the Company from Amneal Pharmaceuticals, Inc., and its predecessors, where he most recently served as Senior Vice President of Finance & Accounting and Controller. Prior to that, Mr. Winters held roles of increasing responsibility at The Chemours Company, UGI Corporation and PricewaterhouseCoopers LLP. Mr. Winters holds a Bachelor of Science degree from Villanova University and is a Certified Public Accountant.

There are no family relationships between Mr. Winters and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Winters and any other persons or entities pursuant to which he has been appointed as the Principal Accounting Officer.

Mr. Winters will receive a base salary of $340,000 and continue to be eligible for Annual Incentive Plan and Long-Term Incentive Plan awards. He received a grant of restricted stock units with a grant date fair value of $20,000 vesting annually over three years upon his promotion. He also executed a change-in-control agreement, which is substantially the same as the form filed in the Company’s Form 10-Q report for the quarter ended September 30, 2017, but providing 12 months of pay and benefits rather than 24 months. He is also subject to one-year non-competition and nonsolicitation covenants.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Our 2020 Annual Meeting of Shareholders was held virtually on May 5, 2020, in the best interests of shareholders due to the on-going COVID-19 pandemic and restrictions issued by the Commonwealth of Pennsylvania and the Center for Disease Control.

Our shareholders voted on four proposals at the Annual Meeting. The proposals are described in detail in our proxy statement dated March 13, 2020. As of March 10, 2020, the record date, there were 73,844,575 shares outstanding. Shareholders representing 67,116,753 or 90.88%, of the common shares outstanding were present virtually or were represented by proxy at the Annual Meeting. The final results for the votes on each proposal are set forth below.

Proposal 1: Our shareholders elected the following directors to serve on our Board until the 2021 Annual Meeting of Shareholders by the following vote:

Name	For	Against	Abstain	Broker Non-Votes
Mark A. Buthman	64,150,222	584,482	106,226	2,275,823
William F. Feehery	63,546,494	1,189,716	104,720	2,275,823
Robert F. Friel	64,589,428	146,387	105,115	2,275,823
Eric M. Green	64,167,360	578,289	95,281	2,275,823
Thomas W. Hofmann	63,375,195	1,361,501	104,234	2,275,823
Paula A. Johnson	63,467,842	1,271,592	101,496	2,275,823
Deborah L. V. Keller	64,469,016	266,858	105,056	2,275,823
Myla P. Lai-Goldman	64,477,289	262,164	101,477	2,275,823
Douglas A. Michels	64,046,672	691,571	102,687	2,275,823
Paolo Pucci	64,465,737	270,589	104,604	2,275,823
Patrick J. Zenner	63,274,021	1,463,837	103,072	2,275,823

Proposal 2: Our shareholders approved, on an advisory basis, our named executive officer compensation by the following vote:

For	Against	Abstain	Broker Non-Votes
62,436,312	2,223,635	180,983	2,275,823

Proposal 3: Our shareholders approved the amendment to Article 5 of our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 200 million by the following vote:

For	Against	Abstain
65,496,472	1,493,049	127,232

Proposal 4: Our shareholders ratified the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year by the following vote:

For	Against	Abstain
65,089,618	1,923,363	103,772

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	104	The cover page from the Company’s Current Report on Form 8-K, dated May 5, 2020, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ George L. Miller
George L. Miller
Senior Vice President, General Counsel and Corporate Secretary

May 7, 2020

EXHIBIT INDEX

Exhibit No.	Description
104	The cover page from the Company’s Current Report on Form 8-K, dated May 5, 2020, formatted in Inline XBRL.